Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-249571) pertaining to the Tarsus Pharmaceuticals, Inc. 2020 Equity Incentive Plan, the Tarsus Pharmaceuticals, Inc. 2020 Employee Stock Purchase Plan, and the Tarsus Pharmaceuticals, Inc. 2016 Stock Plan of Tarsus Pharmaceuticals, Inc. of our report dated March 31, 2021 with respect to the financial statements of Tarsus Pharmaceuticals, Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Irvine, California
March 31, 2021